Exhibit 10.3

PROPERTY MANAGEMENT AGREEMENT

This Property Management Agreement (the “Agreement”) is made and entered into as of May 10, 2013 (the “Effective Date”) by and between Silver Bay Operating Partnership L.P., a Delaware limited partnership (“Operating Partnership”), and Silver Bay Property Corp. (“Property Manager”) (each sometimes referred to as a “Party” and, collectively, the “Parties”) with reference to the following:

R E C I T A L S

A.                                    Property Manager is in the business of managing single-family and other residences.

B.                                    Upon the terms and conditions set forth below, Operating Partnership desires to retain Property Manager to operate, maintain, repair, manage and lease the Property (defined below) on behalf of Operating Partnership and one or more potential owners (hereafter, “Owner”).

C.                                    Owner is party to certain Loan Documents (defined below) dated on or about May 10, 2013 with the Bank of America, National Association, as agent for the lenders (the “Agent”) and the lenders party thereto from time to time (collectively, the “Lender”), pursuant to which the Agent has been granted a security interest in Owner and Owner’s personal property.

D.                                    Certain capitalized terms shall have the meanings set forth herein and on Exhibit A.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Operating Partnership and Property Manager agree as follows:

1.                                      APPOINTMENT; PROFESSIONAL MANAGEMENT STANDARDS.

1.1                               Engagement.  Operating Partnership, as master property manager for the Owners, engages Property Manager to be the manager of the properties identified on Exhibit B attached hereto (collectively, as may be updated from time to time, the “Property”), and Property Manager accepts the engagement, on the terms and conditions set forth herein.

1.1.1                     Acquisitions.  From time to time hereafter, Operating Partnership shall have the right, at its sole option, to cause additional single family and other residential properties that are acquired by Owner to become part of the “Property” (an “Acquisition”) by providing written notice to Property Manager (an “Acquisition Notice”).  Upon Property Manager’s receipt of an Acquisition Notice and Operating Partnership’s approval of an Approved Budget relating to the property identified in such Acquisition Notice in accordance with Section 4.13 hereof, such property shall be deemed part of the “Property”, and Exhibit B shall be updated accordingly.

1.1.2                     Dispositions.  From time to time hereafter, Operating Partnership shall have the right, at its sole option, to cause any Property that is sold or transferred to be removed as part of the “Property” (a “Disposition”) by providing written notice to Property Manager (a “Disposition Notice”).  Upon Property Manager’s receipt of a Disposition Notice, such Property shall no longer be deemed part of the “Property”, and Exhibit B shall be updated accordingly.

1.1.3                     Financings.  From time to time hereafter, Operating Partnership shall have the right, at its sole option in accordance with the terms of the Loan Documents, to cause any Property that ceases to directly or indirectly be security for the Agent under the Loan Documents to be removed as part of the “Property” and transferred to that certain Amended and Restated Property Management Agreement dated May       , 2013 between Operating Partnership and Property Manager by providing written notice to Property Manager (a “Release Notice”), with a copy to the Agent.  Upon Property Manager’s receipt of a Release Notice, if the Agent does not object to such Release Notice within ten (10) days, such Property shall no longer be deemed part of the “Property”, and Exhibit B shall be updated accordingly.

1.2                               Property Manager Status.  Property Manager is not a joint venturer, partner or employee of Operating Partnership.  In the performance of its duties hereunder, Property Manager shall act solely as property manager for the account of Operating Partnership but only to the extent expressly set forth herein.

1.3                               Standards.  Property Manager will perform the services required of it under this Agreement (the “Services”) in conformance with the following standards (the “Standards”): (a) those management, rental, sales and collection practices of prudent companies that manage single family and 2-4 family residential homes for rent and sale of a type similar to the Properties in the jurisdiction where the related Property is located, (b) in accordance with commercially reasonable professional standards, (c) in compliance with all Legal Requirements; (d) using good faith and commercially reasonable efforts; and (e) in accordance with instructions that Operating Partnership issues from time to time.

2.                                      TERM.

2.1                               Initial Term.  The initial term of this Agreement commences on the Effective Date and ends on the (1) year anniversary thereof (the “Term”).

2.2                               Termination.  Following the initial Term, this Agreement shall continue on a monthly basis.  Article 8 hereof contains provisions regarding termination of this Agreement.

3.                                      COMPENSATION

Property Manager will be compensated for its services under this Agreement as outlined on Exhibit C attached hereto.  Such compensation is referred to herein as the “Management Fee”.

4.                                      PROPERTY MANAGER’S RESPONSIBILITIES.

4.1                               Property Management Report.  Property Manager shall populate App Folio, or another accounting system selected by Operating Partnership, with the data contemplated by such program, in a timely fashion (and no later than five (5) calendar days after the data is available).

4.2                               Initial Renovation of Properties.  Property Manager shall negotiate agreements with contractors for renovation work to Properties consistent with a standardized scope of work as approved by Operating Partnership.  All renovation agreements must be approved in advance by Operating Partnership.  Property Manager will oversee completion of the approved renovation work.

4.3                               Management and Maintenance.  Property Manager shall maintain and manage the Property in conformance with the Standards.  Property Manager shall comply with the provisions of Property Management Plan attached hereto as Exhibit D.

4.4                               Leasing.  Property Manager shall provide Operating Partnership with an estimated projected rent for each Property.  Property Manager shall lease in conformance with the Leasing Plan attached hereto as Exhibit E, as the same may be modified by Operating Partnership.  Property Manager must obtain Operating Partnership’s approval prior to any Lease that would be 95% or less of the projected rent set forth in the Approved Budget.

4.4.1                                 Lease Form.  Property Manager shall use the lease form (the “Lease Form”) attached hereto as Exhibit F.

4.4.2                                 Lease Parameters.  Property Manager shall negotiate leases in compliance with the lease parameters attached as Exhibit G which Operating Partnership may revise from time to time in Operating Partnership’s sole and absolute discretion (the “Lease Parameters”).  Property Manager shall not discriminate in the leasing of the Property in violation of any applicable law.

4.4.3                                 Authority.  Subject to the terms of this Agreement, Property Manager is authorized to enter into Leases with Tenants.

4.5                               Marketing.  Property Manager shall use commercially reasonable efforts and advertising to attract, procure and retain Tenants at each Property.

4.6                               Legal Proceedings and Legal Counsel.  The selection of attorneys and professionals for legal matters that relate to any Property and Lease shall be subject to Operating Partnership’s prior approval.  All legal action with respect to any Property or Tenants must be approved by Operating Partnership; with such approval, Property Manager may file unlawful detainer actions and actions to recover rent and other amounts payable by Tenants.  Any legal fees incurred by Property Manager under $1,500 shall be considered “Operating Expenses” hereunder, and Property Manager shall incur no other legal fees.  Property Manager shall promptly notify Operating Partnership of any claims related to any Property or any Lease.

4.7                               Government Approvals/Rental Taxes.  Property Manager shall timely secure tax or business licenses in the name of Owner or Operating Partnership as may be required for the rental of the Property and shall register the Property if required by Legal Requirements.

4.8                               Cooperation With Financing and Sales Efforts.  Property Manager shall cooperate with any financing, sale, or other transfer or disposition relating to any Property or to Operating Partnership, Silver Bay Property Corp. (“OP Manager”) or any of their affiliates.

4.9                               Accounts.

4.9.1                                 Trust Deposit Account.  All funds received by Property Manager as a refundable security deposit (the “Security Deposits”) in connection with the Lease shall be placed in trust for Operating Partnership’s benefit into an account at a financial institution approved in advance by Operating Partnership whose deposits are insured by the Federal Deposit Insurance Corporation (the “FDIC”) and in a manner to indicate the custodial nature of such account (the “Trust Deposit Account”).  Property Manager shall establish a separate Trust Deposit Account for each Owner that is not an affiliate of any other Owner; provided, however, that Property Manager shall not be required to establish separate Trust Deposit Accounts for affiliated Owners.

4.9.2                                 Trust Operating Account.  Except for Security Deposits as provided above in Section 4.8.1, all Gross Collections shall be placed in trust for Operating Partnership’s benefit into an account at a financial institution approved in advance by Operating Partnership whose deposits are insured by the FDIC and in a manner to indicate the custodial nature of such account (the “Trust Operating Account”).  Property Manager shall establish a separate Trust Operating Account for each Owner that is not an affiliate of any other Owner; provided, however, that Property Manager shall not be required to establish separate Trust Operating Accounts for affiliated Owners.

4.9.3                                 No Commingling.  In no event shall any Security Deposits, any Gross Collections or any other funds from the Property be commingled with any other funds, and in no event shall any funds attributable to the Property of one Owner be used for the benefit of the Property of another Owner.

4.9.4                                 Access to Accounts.  Operating Partnership shall be given read-only access, the account number and password to all Property accounts.

4.9.5                                 Security Interest.  Property Manager hereby grants to Operating Partnership a security interest in the Trust Deposit Account and Trust Operating Account to secure performance of Property Manager’s obligations under this Agreement.  The parties intend for this Agreement to create a security interest in and to such accounts, and Operating Partnership shall have all the rights of a secured party, as provided in the Uniform Commercial Code, as in effect from time to time.  Property Manager agrees to execute any financing statements required to perfect Operating Partnership’s interest in such accounts.

4.10                        Disbursements.

4.10.1                          Requests for Funds.  Property Manager may provide a written request to Operating Partnership with respect to funding the Trust Operating Accounts for the ensuing month to the extent reasonably required.  Property Manager’s request shall describe and document any request for funds in excess of those anticipated in the Approved Budget.

4.10.2                          Operating Expenses.  Property Manager shall pay all Operating Expenses on a timely basis from the funds in the applicable Trust Operating Account; provided, however, that except as otherwise provided in the Approved Budget, any maintenance or repair outlay estimated to cost more than $500.00 shall require the prior written approval of Operating Partnership.

4.10.3                          Remittance to Operating Partnership.  Each month, after deducting all authorized Operating Expenses from the Gross Collections for the immediately preceding calendar month, the net remaining amount of Gross Collections in excess of a reserve of $200 for each Property shall be remitted by Property Manager to Operating Partnership at the address or account as Operating Partnership directs in writing.  Such remittance shall be made no later than the eighth (8th) calendar day of each month.

4.10.4                          Property Manager Not Entitled to Rents and Other Charges and Collections.  Property Manager acknowledges and agrees that it is collecting and processing rents and other charges and collections solely as the property manager for Owners and Operating Partnership.  Property Manager has no right to, or title in, the rents and other charges and collections collected or processed with respect to the Property.  In any bankruptcy, insolvency or similar proceeding the Property Manager, or any trustee acting on behalf of the Property Manager, waives any claim to such rents and other charges and collections other than as such may be used to pay the fees and compensation of the Property Manager pursuant to the terms and conditions of this Agreement.

4.11                        Reports.  Property Manager shall cause the following statements, reports and documentation (collectively, the “Reports”) to be delivered to Operating Partnership at the time and in the form and manner referenced below:

4.11.1                          Periodic Inspections.  Promptly after each inspection, which shall be at least annually, an update of any material changes, damage, problems or issues.

4.11.2                          Claim Reports.  A report of any claims that may be made by a Tenant or any other Person arising out of the Property relating to any injury, damage, loss, liability, cost, expense or other similar issues, whether or not covered by insurance (the “Claims Report”), a copy of which will be transmitted to Operating Partnership and its insurance agent within 48 hours of receipt by Property Manager.

4.11.3                          Account Reconciliations.  A monthly reconciliation of the Trust Deposit Accounts and Trust Operating Accounts and all deposits, disbursements, fees and charges, fund balances and all related information (the “Account Reconciliations”), not later than five (5) calendar days following the end of each month.

4.11.4                          Monthly Reports.  On or before the fifth (5th) calendar day of each month:

a.                                      a monthly income and expense statement (on a form furnished or approved by Operating Partnership and certified by Property Manager) that shows detail of all Gross Collection and Operating Expenses;

b.                                      an up-to-date rent roll, including a Tenant delinquency report and a vacancy report, in excel format;

c.                                       security deposit funds detail;

d.                                      a balance sheet;

e.                                       accounts receivable

f.                                        accounts payable aging;

g.                                       expense distribution in excel format;

h.                                      income register in excel format;

i.                                          Management Fee support;

j.                                         the monthly close and reporting checklist attached as Exhibit H hereto; and

k.                                      and such other reports and supporting data as reasonably requested by Operating Partnership.

4.11.5                          Database Updates.  At least weekly, Property Manager shall update Operating Partnership’s proprietary database with such information as Operating Partnership may reasonably request.

4.12                       Records.  Property Manager shall organize and maintain accurate records of all of the information and data prepared by or utilized by Property Manager in the performance of its duties, including the following (collectively, the “Records”):

4.12.1                          All Security Deposits, Gross Collections, Operating Expenses and Management Fees;

4.12.2                          The original of each Lease and Tenant application;

4.12.3                          Each Approved Budget;

4.12.4                          The banking statements, Account Reconciliations and all back-up information (including proposals, invoices, receipts, etc.) for both the Trust Deposit Accounts and Trust Operating Accounts; and

4.12.5                          Insurance policies, all reports required hereunder and all correspondence and activities with respect thereto.

4.12.6                          The Records shall be open for inspection by Operating Partnership at all reasonable times and shall be sufficiently detailed to allow Operating Partnership to trace payments and withdrawals to each individual Property.  Property Manager shall provide reasonable assistance in the conduct of any audit of the financial statements of Operating Partnership or any of its clients or affiliates. Manager shall keep safe and intact all such Records for a period of three (3) years after the year to which the records pertain.

4.13                       Budgets.

4.13.1              Initial Budget.  Property Manager shall promptly and diligently prepare an initial budget for the operation, maintenance, repair and leasing of each Property and shall submit it to Operating Partnership for Operating Partnership’s approval.

4.13.2              Updated Budgets.  As reasonably necessary in accordance with the Standards, and when otherwise requested by Operating Partnership, Property Manager shall prepare and submit to Operating Partnership for Operating Partnership’s approval a proposed updated budget for the Property (broken out for each Property).  The applicable (initial or updated) budget is the “Approved Budget”.

4.14                       Compliance With Laws and Requirements.  Property Manager shall comply with all Legal Requirements applicable to the performance of the Services and with all insurance policies, surety bonds, agreements and contracts delivered to Property Manager by Operating Partnership, including all documents and instruments entered into respecting loans for Owner, Operating Partnership, OP Manager or any of their affiliates (the “Loan Documents”).  Notwithstanding the foregoing, Property Manager shall not take any action required by Legal Requirements if Operating Partnership has notified Property Manager that Operating Partnership is contesting or has affirmed its intention to contest and promptly institute proceedings contesting such Legal Requirements, unless failure to comply promptly with any such Legal Requirements would expose Property Manager to civil and/or criminal liability.

4.15                       Other Forms of Compensation Prohibited.  Property Manager agrees that its compensation as described in Article 3 hereof is the consideration for all services of Property Manager under this Agreement.  Expenses related to Property Manager’s Employees or to Property Manager’s office overhead (including marketing expenses), whether or not allocable to services rendered in the management of Property, are not to be an Operating Expense of the Properties.  All rebates, discounts or commissions collected by Property Manager, or credited to Property Manager’s use, that relate to the purchasing of supplies or to the rendering of services for the Property, shall be for the benefit of Owner, other than de minimis discounts for bulk purchases or handling charges.  Property Manager shall not collect or charge any undisclosed fee, rebate or discount in connection with the management or leasing of the Property.

4.16                       Inspections of Properties.  Property Manager shall cooperate with Operating Partnership and Operating Partnership’s representatives in order to allow them to inspect the Property.

4.17                       Internal Controls. Property Manager will establish internal controls to the extent necessary to permit Operating Partnership and its clients and affiliates to fully comply with the requirements of the Exchange Act of 1934, as amended (the “Exchange Act”), which includes establishing and maintaining disclosure controls and procedures under the Exchange Act (rules 13a-15(e) and 15d-15(e)) and internal controls over financial reporting under the Exchange Act (rules 13a-15(f) and 15d-15(f)).  Property Manager and Operating Partnership will consult on the proposed internal controls (along related policies and procedures) prior to adoption of any such controls.

5.                                      INSURANCE; DAMAGE.

5.1                               Insurance.  Property Manager shall at all times obtain and keep in force, at no expense to Operating Partnership or Owner, the following policies of insurance:

5.1.1                     a commercial general liability policy of insurance protecting Property Manager, Operating Partnership, OP Manager and Owner against claims and damages, including punitive damages, for bodily injury, property damage and personal injury, based upon or arising out of the ownership, use, occupancy or maintenance of the Property and all areas appurtenant thereto, to the extent arising out of an act or omission of Property Manager.  Such insurance shall be on an occurrence basis providing single limit coverage in an amount at limits of not less than $l,000,000 per occurrence, with a $2,000,000 aggregate limit.

5.1.2                     statutory workers’ compensation and employers’ liability insurance with minimum limits of $100,000 per accident, $100,000 per disease for each of employee of Property Manager, and $100,000 per policy limit, covering all of Property Manager’s employees;

5.1.3                     professional liability or errors and omissions insurance with minimum limits of at least $1,000,000.00 per occurrence, with a $1,000,000.00 aggregate limit, and with a minimum five (5) year extended reporting period.

Deductibles shall be subject to Operating Partnership’s approval, in its sole and absolute discretion.  The limits of the foregoing insurance shall not limit the liability of Property Manager nor relieve Property Manager of any obligation hereunder.  All insurance carried by Property Manager shall be primary to and not contributory with any similar insurance carried by Operating Partnership, OP Manager or Owner, whose insurance shall be considered excess insurance only.  Property Manager shall name Operating Partnership, OP Manager and Owner and their respective directors, officers, members, managers, employees, and agents as named or additional insureds on the commercial general liability policy and the professional liability policy.  Property Manager shall not do or permit to be done anything that invalidates the required insurance policies.  Property Manager shall deliver to Operating Partnership certified copies of all policies of insurance or certificates evidencing the existence and amounts of the required insurance within ten (10) days following the execution of this Agreement.  No such policy shall be cancelable or subject to modification except after thirty (30) days prior to written notice to Operating Partnership.  Property Manager shall, at least thirty (30) days prior to the expiration of such policies, furnish Operating Partnership with evidence of renewals or “insurance binders” evidencing renewal thereof.  The cost of Property Manager’s insurance hereunder shall not be included in Operating Expenses.  Operating Partnership may at its option obtain any insurance required by this Section 5.1 and deduct the cost thereof from Property Manager’s fees hereunder, and may terminate this Agreement upon notice to Property Manager in the event that Property Manager does not timely provide to Operating Partnership the evidence of insurance required hereunder.

5.2                               Insurance Policies.  The insurance policies required under this Agreement shall contain the “Amendment of the Pollution Exclusion Endorsement” for damage caused by heat, smoke or fumes from a fire.  The policies shall not contain any intra-insured exclusions as between insured persons or organizations.  The policies required herein shall be issued by companies duly licensed or admitted to transact business in the state where the Property is located, and maintaining during the policy term a “General Policyholders Rating”, as set forth in the most current issue of AM Best’s Insurance Guide, of A/VII or higher.  In the event of a rating downgrade below the required minimum level, Property Manager shall use good faith and commercially diligent efforts to replace the policy with a carrier that has the agreed-upon minimum rating.

5.3                               Contractors.  Other than “handyman” services costing less than $1,000, Property Manager shall require all contractors providing services to the Property to carry insurance in accordance with the Standards.  Property Manager shall deliver to Operating Partnership evidence that such insurance policies are valid and in effect prior to a contractor beginning work on any of the Properties.

5.4                               Waiver of Subrogation.  Property Manager shall have its respective insurance carriers waive any right to subrogation that such companies may have against Owner, Operating Partnership, OP Manager or Property Manager, as the case may be, so long as the insurance is not invalidated thereby.

5.5                               Damage.  Property Manager shall promptly investigate and make a full timely written report to Operating Partnership of all damage or destruction to any Property and all accidents or claims for damages relating to the ownership, operation or maintenance of each Property (each report, a “Damage Report”).

6.                                      REPRESENTATIONS AND WARRANTIES.

6.1                               Representations, Warranties and Covenants of Property Manager.  Property Manager covenants, represents and warrants to:

6.1.1                                 Due Organization and Authorization.  Property Manager is validly existing and in good standing and has full power and authority to enter into this Agreement.

6.1.2                                 Licenses.  Property Manager and its employees possess all licenses and permits under the laws of the state in which the Property is located as are necessary for them to perform their duties set forth in this Agreement, and all such licenses and permits are in good standing.

6.1.3                                 Financial Success.  Property Manager has not relied on any historical financial statement of the Property, or any projection of earnings or any statements as to the possibility of future success or other similar matter that may have been delivered or made available to Property Manager, and Property Manager understands that Operating Partnership does not make nor has made any guarantee as to the future financial success of the Property.

6.2                               No Operating Partnership Warranties or Representations as to the Property.  Property Manager acknowledges and agrees that Operating Partnership has not made, nor shall Operating Partnership be deemed to have made, any warranty or representation, express or implied, with respect to the Property.

6.3                               Representations and Warranties of Operating Partnership.  Operating Partnership represents and warrants to Property Manager that Operating Partnership is validly existing and in good standing, and has full power and authority to enter into this Agreement.

7.                                      CONFIDENTIALITY.

Property Manager will keep confidential all information regarding Operating Partnership and any related parties.  The provisions of this Article 7 shall survive any termination of this Agreement.

8.                                      TERMINATION.

8.1                               Voluntary Termination.  Either party may terminate this Agreement after the initial Term upon thirty (30) days written notice to the other party.  Operating Partnership may terminate this Agreement during the initial Term upon thirty (30) days written notice to Property Manager for a fee of $150 for each Property.

8.2                               Effect of Dispositions.  This Agreement shall automatically and immediately terminate with respect to any Property upon the sale or other disposition of such Property.

8.3                               Termination for Cause Without Prior Notice.  At any time Operating Partnership may terminate this Agreement for cause (“Cause”), which includes any of the following:  (a) dissolution or termination of Property Manager; (b)  termination or suspension of any of Property Manager licenses required to perform the Services; (c)  Property Manager ceases to do business; (d) bankruptcy, insolvency, or assignment for the benefit of creditors of Property Manager; (e) appointment of a receiver, liquidator or trustee of Property Manager; (f) gross negligence, intentional misconduct or fraud in the performance of Property Manager’s duties and obligations; (g) breach of any material representation, warranty or covenant of Property Manager hereunder; (h) conviction of any senior executive of Property Manager on any criminal charge related to fraud or misappropriation; or (i) a final non-appealable determination against or implicating Property Manager by any licensing board or other governmental or quasi-governmental entity.

8.4                               Effect of Termination.  On termination or expiration of this Agreement:

8.4.1                                 Property Manager shall deliver to Operating Partnership as quickly as practical, but in any event within ten (10) days following the termination date, all original Records, and all electronic records, and to provide each original record in hard copy format as Operating Partnership may request at Operating Partnership’s expense.

8.4.2                                 Property Manager shall deliver to Operating Partnership as quickly as practical, (and within five (5) days following the termination), all keys to the Property.

8.4.3                                 Property Manager shall cooperate in transferring the Trust Deposit Accounts and Trust Operating Accounts, as directed by Operating Partnership.

8.4.4                                 Any payments received by Property Manager related to each Property following expiration of this Agreement shall be promptly forwarded to Operating Partnership.

8.4.5                                 Property Manager shall immediately transfer control of any pending litigation against Tenants or former Tenants to Operating Partnership or its designee.

8.4.6                                 Property Manager shall, within thirty (30) days of such termination (or sooner if required by an applicable sale contract), deliver a final accounting reflecting the balance of income and expenses for each Property as of the date of termination.

8.4.7                                 Property Manager’s right to compensation shall immediately cease upon the effective date of the termination and shall be prorated through that date.

8.4.8                                 Property Manager shall assign and does hereby assign any leases or agreements entered into by Property Manager with respect to the Properties as requested by Operating Partnership.

9.                                      NOTICES.

All notices, waivers, demands, requests or other communications required or permitted by this Agreement (sometimes collectively referred to herein as “Notices”), to be effective, shall be in writing, properly addressed to the address specified below, and shall be given:  (a) by personal delivery; (b) by established overnight commercial courier with delivery charges prepaid or duly charged; (c) by registered or certified mail, return receipt requested, first class postage prepaid; or (d) by facsimile transmission, to the address specified below.

If to Operating Partnership:	Silver Bay Operating Partnership L.P.
Attention: CFO
601 Carlson Parkway, Suite 250
Minnetonka, MN 55305

With a copy to:	Pine River Capital Management L.P.
601 Carlson Parkway, Suite 330
Minnetonka, MN 55305
Attn: General Counsel

If to Property Manager:	Silver Bay Property Corporation
1702 E Highland Ave Suite 102
Phoenix, AZ 85016

With a copy to:	Pine River Capital Management L.P.
601 Carlson Parkway, Suite 330
Minnetonka, MN 55305
Attn: General Counsel

Notices delivered by personal delivery shall be deemed to have been given upon tender to a natural person at the address shown.  Notices delivered by overnight courier shall be deemed to have been given the next business day after delivery to such overnight commercial courier.  Notices delivered by mail shall be deemed to have been given on the third day after deposit into the United States Postal System.  Notices delivered by facsimile transmission shall be deemed to have been given upon confirmation of transmission to the correct telecopy phone number of the intended recipient.  Either Party may change its address for notices by giving notice to the other Party as provided herein.

10.                               POWER OF ATTORNEY.

Operating Partnership grants a Special Power of Attorney to Property Manager with limited powers, and authorizes Property Manager to act as Operating Partnership’s Attorney in Fact in relation to each Property, for the following limited purposes: (a) to make contracts for any and all utilities including electricity, gas, water, waste management, etc.; (b) to put these services in place

(until a Tenant takes occupancy of the pertinent Property) with billing delivered to Property Manager; (c) to obtain utility account information for each Property; (d) to communicate and act on Operating Partnership’s behalf with respect to all home owners association matters; (e) to obtain any and all required sales tax licenses relative to the rents to be collected from each Property; (f) to engage and terminate tenancies using the approved form of lease; (g) to deliver to Tenants all notices required by all applicable landlord/tenant laws; and (h) to prosecute, release, settle and otherwise pursue all legal actions permitted by but in strict accordance with this Agreement.

11.                               MEDIATION; ARBITRATION.

If any dispute between the Parties related to this Agreement is not resolved by negotiation, then the dispute shall be mediated.  Unless the Parties agree otherwise, the mediation shall be conducted in accordance with the Commercial Mediation Rules of the American Arbitration Association.  If the mediation is unsuccessful, then the dispute shall be arbitrated under the rules of the American Arbitration Association.

12.                               MISCELLANEOUS.

12.1                       Operating Partnership’s Consent.  Except as otherwise expressly provided, Operating Partnership’s consent to matters may be granted or withheld in Operating Partnership’s sole and absolute discretion.

12.2                       Backup Property Manager.  Upon receipt by the Property Manager of a notice from the Agent that a “Backup Property Manager Reporting Event” has occurred under the Loan Documents, the Property Manager shall provide to any backup servicer or backup property manager (the “Backup Servicer”) appointed by the Agent with respect to the Properties all reports and other information delivered to the Operating Partnership hereunder without seeking further instruction from the Owner or the Operating Partnership, and, by its execution hereof, the Property Manager agrees to do so. The Property Manager may rely upon the contents of any notice or instructions from the Agent or the Backup Servicer without any independent investigation and shall have no liability to the Owner or the Operating Partnership for acting in accordance with such notice.

12.3                       Acknowledgment Agreement. Each of the Operating Partnership and Property Manager hereby agree that certain property management acknowledgment, dated as of [                    ] among the Operating partnership, the Property Manager, the Owner and the Agent (the “Acknowledgment Agreement”) entered into in connection with the Loan Documents shall be incorporated herein by reference herein.

12.4                       Relationship.  The relationship of Property Manager to Operating Partnership is that of an agent with limited authority as described herein and otherwise, as an independent contractor, and it is not that of an employee, partner or joint venturer.

12.5                       Ambiguities.  The doctrine that any ambiguity in this Agreement is construed against the Party whose counsel has drafted it is expressly waived by each of the Parties.

12.6                       Time of Essence.  Time is of the essence in this Agreement.

12.7                       No Assignment; Successors.  This Agreement shall be for the benefit of and binding upon the permitted successors and assigns of the Parties.  Property Manager may not assign its rights or obligations hereunder, by operation of law or otherwise, without Operating Partnership’s prior written consent.

12.8                       Waiver of Trial by Jury.  EACH OF THE PARTIES, WITH ADVICE OF LEGAL COUNSEL OF THEIR CHOICE, HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CAUSE OF ACTION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE PROPERTIES OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACCOUNTS OF ANY PARTY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY ENTERING INTO THIS AGREEMENT.

12.9                       Counterparts; Electronic Signatures.  This Agreement may be executed by original, facsimile or electronic image signature in any number of counterparts, and such counterparts together shall constitute one and the same instrument.

12.10                Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without reference to the choice of laws and conflicts of law rules and principles of such state.

12.11                Recitals.  The Recitals of this Agreement are incorporated herein as part of this Agreement.

12.12                Modification.  This Agreement may be modified or amended by a written agreement executed by both Parties.

12.13                Severability.  If any Article, Section, paragraph, sentence, clause or phrase contained in this Agreement becomes or is held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining Articles, Sections, paragraphs, sentences, clauses or phrases contained in this Agreement shall not thereby be construed to also be illegal, null and void or against public policy.

12.14                Third Party Beneficiaries.  Property Manager and Operating Partnership expressly agree that the Agent, OP Manager, Owner and their affiliates shall each be a beneficiary of all rights and benefits of Operating Partnership hereunder, and no other Person shall have any right or cause of action hereunder.

12.15                Subordination and Attornment.

12.15.1                               Subordination.  This Agreement, including Management Fees and any and all liens, rights and interests (whether choate or inchoate and including, without limitation, all mechanic’s and materialmen’s liens under applicable law) owed, claimed or held, by Property Manager in and to the Properties, are and shall be in all respects subordinate and inferior to the liens and security interests created or to be created for the benefit of the Agent under the Loan Documents and any other agreement executed in connection therewith, and all renewals, extensions, increases supplements, amendments, modifications or replacements thereof.  In confirmation of such subordination, each Party agrees that it shall execute and deliver to a Agent such documents or subordination instruments as Lender may reasonably request.  The Property Manager hereby agrees not to contest or impede the exercise by Agent of any right it has under or in connection with this Agreement.

12.15.2                               Termination.  At such time as the debt under the Loan Documents is paid in full and the Agent’s security interest under the Loan Documents is released by the Lender, all of the Agent’s right, title and interest hereunder shall terminate.

12.15.3                               Representations.  Property Manager represents and warrants that (a) neither Property Manager nor, to Property Manager’s knowledge, Operating Partnership is in default under any of the terms, covenants or provisions of this Agreement or any other or prior agreement related to the Property, and Property Manager knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under this Agreement; (b) neither Property Manager nor, to Property Manager’s knowledge, Operating Partnership has commenced any action or given or received any notice for the purpose of terminating this Agreement or any other or prior agreement related to the Property; and (c) the Management Fees and all other sums due and payable to Property Manager under this Agreement, and any other or prior agreement related to the Property, as of the date hereof have been paid in full.

12.16                Further Assurances.  Each Party shall take all such actions, and execute all such documents, as the other Party shall reasonably request to give effect to this Agreement.

12.17                Entire Agreement.  This Agreement supersedes and cancels any and all prior discussions, negotiations and writings between the Parties which may have occurred with respect to the subject matter of this Agreement (other than the Acknowledgment Agreement).

 [Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Property Management Agreement as of the Effective Date.

OPERATING PARTNERSHIP:		PROPERTY MANAGER:

SILVER BAY OPERATING		Silver Bay Property Corp.
PARTNERSHIP, L.P.
		By:	/s/ Christine Battist
By: Silver Bay Management LLC, its general partner		Name:	Christine Battist
		Title:	Chief Financial Officer

By: Silver Bay Realty Trust Corp., its sole member

By:	/s/ Christine Battist
Name:	Christine Battist
Title:	Chief Financial Officer

[Signature Page to Property Management Agreement]

EXHIBIT A

DEFINITIONS

“Building Systems” means the electrical, mechanical, plumbing, heating, ventilating, and air conditioning, hot water, landscape irrigation, swimming pool, spa fountain or other circulation or filtration systems at a Property.

“CCRs” means, collectively, the declarations of covenants, conditions, easements and restrictions of any HOA plus the applicable bylaws of the HOA and its rules and regulations.

“Gross Collections” means all amounts actually collected in respect of the Property, including, rents, utility payments and deposit forfeitures, interest earned on the Trust Operating Accounts, interest earned on the Trust Deposit Accounts in excess of related banking charges, and other collected revenues.  Notwithstanding the foregoing, it is expressly agreed that Gross Collections shall exclude: (a) one half of late charges and insufficient fund charges collected by Property Manager from Tenants; (b) Security Deposits and other refundable deposits received from Tenants that have not been forfeited; (c) any and all proceeds from property insurance policies; (d) the proceeds of any taking by condemnation or eminent domain; and (e) any awards from suits not related to the collection of rent and related charges.

“HOA” means any homeowners or condominium association that includes a Property.

“Lease” means a lease agreement for a Property in accordance with this Agreement.

“Legal Requirements” means governmental statutes, laws, constitutions, codes, ordinances, regulations or rules of governmental entities having jurisdiction over the Property Manager or the Property, orders of any insurance company, and the CCRs, rules and regulations and bylaws of any HOA.

“Net Operating Income” means Gross Collections minus Operating Expenses.

“Operating Expenses” means: (a) the Management Fee calculated in accordance with the terms of this Agreement and (b) all expenses reasonably and necessarily incurred in connection with the business, operation and maintenance of the Properties during the Term as provided in the Approved Budget, including rental taxes, utilities, casualty and liability insurance premiums, real and personal property taxes, costs and expenses of Operating Supplies, but excluding leasing incentives.

“Operating Supplies” means consumables used by Property Manager or its Employees in the operation of the Properties, including light bulbs, cleaning supplies, batteries, furnace filters, pool chemicals, and other items of a similar nature.

“Person” means any natural person, or any partnership, joint venture, limited liability company, limited partnership, corporation, association, trust or trustee, or any other legal entity.

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“Property” refers to the Property collectively; “each,” “any,” or “a” Property, or phrases of similar import, refers to each residence unit comprising a portion of the Property.

“Tenant” means, collectively, any person leasing or otherwise entitled to occupy any Property pursuant to a Lease

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